EXHIBIT 19.1

OBLONG, INC. INSIDER TRADING POLICY

AS AMENDED EFFECTIVE January 1, 2021

OBLONG, INC. INSIDER TRADING POLICY

1.	Purpose:

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the securities of Oblong, Inc. (“Oblong”). This Policy applies to directors, officers and employees at all levels of Oblong and of each domestic and foreign subsidiary, partnership, venture or other business association that is effectively controlled by Oblong directly or indirectly (together, the “Company”). Oblong may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Material Nonpublic Information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

The Company and its directors, officers and employees worldwide must act in a manner that does not disclose financial material or other material information that has not been publicly disclosed. Failure to do so breaches our integrity value. Also, in the United States and several other countries, insider trading violates laws that impose strict penalties upon both companies and individuals, including both financial sanctions and possibly imprisonment.

Maintaining the confidence of stockholders and the public markets is important. The principle underlying Oblong’s policy is fairness in dealings with other persons, which requires that employees of Oblong and its subsidiaries do not take personal advantage of undisclosed information to the detriment of others who do not have the information.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (“SEC”) and the NYSE MKT investigate and are very effective at detecting insider trading. The SEC pursues insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.

This Policy is designed to prevent insider trading or allegations of insider trading, and to protect the Company’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with this Policy. Should you have any questions regarding this Policy, please contact David Clark, the Company’s Chief Financial Officer (“CFO”), at (303) 640-3822 or dclark@Oblong.com.

2.	Transactions Subject to this Policy:

This Policy applies to transactions in Oblong’s securities (collectively referred to in this Policy as “Company Securities”), including Oblong’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

3.	Individual Responsibility:

Persons subject to this Policy have ethical and legal obligations to maintain Oblong’s confidential information and to not engage in transactions in Company Securities while in possession of Material Nonpublic Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

4.	Administration of the Policy:

The Company has appointed Oblong’s Chief Financial Officer as the Compliance Officer for this Policy. The Compliance Officer (or any other person designated by this Policy or by the Compliance Officer) shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review. In certain circumstances, the Compliance Officer may consult with the Company’s outside legal counsel to assist in making in any determinations under this Policy.

5.	Statement of Policy:

It is the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of Material Nonpublic Information relating to the Company may, directly, or indirectly through family members or other persons or entities:

a)	engage in transactions in Company Securities except in accordance with the terms of this Policy;

b)	recommend the purchase or sale of any Company Securities;

c)

disclose Material Nonpublic Information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

d)	assist any other person or entity engaged in the above activities.

In addition, it is the policy of Oblong that no director, officer or other employee of the Company (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of Material Nonpublic Information about a company with which the Company does business, including any customer or supplier of the Company, may trade in such company’s securities until such information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

6.	Definition of Material Nonpublic Information:

“Material Information” means:

●	information that is likely to be viewed by a reasonable investor as significant in deciding to buy or sell securities;

●	information that one could assume would have a direct impact on the market price of Company Securities (positive or negative); or

●	information that if publicly disclosed would be expected to significantly alter the total mix of information in the marketplace about the Company.

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarding as material are:

●	any information about financial results, significant changes in financial results and/or financial condition, and financial projections;
●	significant changes in the Company’s prospects;
●	major new contracts, or the loss thereof;
●	changes in management or control;
●	liquidity problems;
●	significant increases or decreases in the amount of outstanding indebtedness or extraordinary borrowings;
●	offerings of Company securities;
●	material grants of equity awards or material increases in compensation or bonus payments to directors or officers;
●	proposals, plans or agreements involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;
●	dividends and share splits;
●	significant litigation or governmental investigation or other government action;
●	changes in Oblong’s certifying accountants; or
●	any other information that might have a significant impact on the market value of Company Securities.

“Material Nonpublic Information” is any Material Information that has not been publicly disclosed. The Company may make public disclosure by issuing a press release through a major news service, making a public filing with the SEC or other regulatory agency, or otherwise making information widely available to the public. Once the information has been publicly disclosed and has been available for a period of time (generally two business days) sufficient to allow the market to understand and react to the information, it is no longer Material Nonpublic Information.

7.	Transactions by Family Members and Others:

This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

8.	Transactions by Entities that You Influence or Control:

This Policy applies to any entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

9.	Transactions Under Company Plans:

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any subsequent market sale of vested restricted stock.

401(k) Plan. This Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. Notwithstanding the foregoing, if you are in possession of Material Nonpublic Information you may not instruct your broker, plan administrator or any other similar individual to make:

(a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Company Securities; (b) an election to make an intra-plan transfer of an existing account balance into or out of Company Securities; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company Securities; and (d) an election to pre-pay a plan loan if the prepayment will result in allocation of loan proceeds to Company Securities.

10.	Transactions Not Involving a Purchase or Sale:

A bona fide gift of securities are not transactions subject to this Policy, unless the person making the gift believes the recipient may have knowledge of Material Nonpublic Information and intends to sell Company Securities as a result of such information. Further, transactions in mutual funds that are invested in Company Securities are not transactions subject to this Policy.

11.	Special and Prohibited Transactions:

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Company’s policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Company’s preferences as described below:

Short-Term Trading. Short-term trading of Company Securities may be distracting to the person and may unduly focus the person on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company Securities in the open market may not sell any Company Securities of the same class during the six months following the purchase (or vice versa).

Short Sales. Short sales of Company Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. Short sales may reduce a seller’s incentive to seek to improve the Company’s performance. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. For these reasons, short sales of Company Securities are prohibited. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that a director, officer or employee is trading based on Material Nonpublic Information and focus a director’s, officer’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions”.)

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company strongly discourages you from engaging in such transactions. Any person wishing to enter into such an arrangement must first submit the proposed transaction for approval by the Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin/Pledge of Stock. In addition, because purchasing Company Securities on margin can raise potential problems under the U.S. securities laws, it is strongly recommended those individuals subject to this Policy consult with their own counsel or Oblong’s outside legal counsel before purchasing or selling Company Securities in margin accounts.

12.	Additional Procedures:

The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of Material Nonpublic Information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Pre-Clearance Procedures. Members of the Board of Directors, the Company’s Section 16 officers, the Company’s vice presidents and officers of any Company Subsidiary, other persons designated by the Compliance Officer from time to time, and the Family Members and Controlled Entities of all such persons, are subject to the pre-clearance procedures set forth herein. These persons may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from the Compliance Officer.

A request for pre-clearance via a Form B (attached as Exhibit A) should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the restriction. When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and, for those subject to Section 16 reporting requirements, should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale. Any transactions approved by the Compliance Officer must be completed within five days of receiving such pre-clearance approval; otherwise the request must be resubmitted to the Compliance Officer.

Quarterly Trading Restrictions. The persons designated by the Compliance Officer as subject to this restriction, as well as their Family Members or Controlled Entities, may not conduct any transactions involving Company Securities (other than as specified by this Policy), during a “Blackout Period” which begins ten days prior to the end of each fiscal quarter and ends two full trading days after the Company’s financial results for that quarter, or for the full year with respect to the fourth quarter, have been announced publicly. For example, if the Company issued its quarterly earnings release (or filed its 10-Q if no earnings release is issued) on a Thursday, an individual may begin trading in Company Securities the following Tuesday. Under certain very limited circumstances, a person subject to this restriction may be permitted to trade during a Blackout Period, but only if the Compliance Officer and the Company’s outside securities legal counsel concludes that the person does not in fact possess Material Nonpublic Information. Persons wishing to trade during a Blackout Period must contact the Compliance Officer for approval at least two business days in advance of any proposed transaction involving Company Securities.

Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only certain directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Compliance Officer may not trade Company Securities. In that situation, the Compliance Officer will notify these persons that they should not trade in Company Securities.

In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in Company Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of Material Nonpublic Information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”

13.	Rule 10b5-1 Plans:

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Company Securities that meets certain conditions specified in Rule 10b5- 1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of Material Nonpublic Information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

Any Rule 10b5-1 Plan must be submitted for approval ten days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Oblong encourages its executive officers to utilize a Rule 10b5-1 Plan, if appropriate. Oblong reserves the right to require that additional provisions be included in a Rule 10b5-1 Plan with the objective of complying with Rule 10b5-1. Oblong may make public disclosures regarding the existence or terms of a Rule 10b5-1 Plan if Oblong deems it desirable, and may establish procedures with third parties to ensure timely compliance with Section 16 requirements. Oblong also reserves the right to require that transactions under a Rule 10b5-1 Plan be suspended during periods when Oblong believes that legal, contractual or regulatory restrictions could prohibit such transactions or make them undesirable. These might include periods during which certain Oblong’s executives have agreed with underwriters that they will not sell Company Securities for specified periods before and after a public offering, or periods in proximity to a public offering during which SEC Regulation M prohibits purchases by affiliates.

Oblong Insiders are encouraged to consult with their financial, tax and legal advisors to help ensure that a Rule 10b5-1 Plan meets their objectives.

14.	Post-Termination Transactions

Upon termination of services to the Company, directors and executive officers will have continuing obligations under the federal securities laws, which arise primarily under Section 16 of the Exchange Act, and Rule 144 of the Securities Act of 1933, as amended, as well as the general application of Rule 10b-5 under the Exchange Act with respect to trading in Company Securities while in possession of Material Nonpublic Information.

15.	Consequences of Violations:

The purchase or sale of securities while aware of Material Nonpublic Information, or the disclosure of Material Nonpublic Information to others who then trade in Company Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer, who can be reached by telephone at (720) 726-8333 or by e-mail at dclark@oblong.com.

CERTIFICATION

I certify that:

1.	I have read and understand the Company’s Insider Trading Policy (the “Policy”). I understand that the Compliance Officer is available to answer any questions I have regarding the Policy.

2.	Since the date the Policy became effective, or such shorter period of time that I have been an employee of the Company, I have complied with the Policy.

3.	I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name:______________________

Signature:_______________________

Date:___________________________

EXHIBIT A

FORM B

Request for Approval to Engage

in Transactions in Securities of OBLONG, Inc.

To: _____________________________________

From: ___________________________________
Print Name

________________________________________
Signature
Date: ____________________________
Time:____________________________

I hereby request approval for myself (or a member of my immediate family or household) to execute the following transaction relating to securities of Oblong, Inc.:

Type of Transaction (circle one):

PURCHASE

SALE

EXERCISE OPTION (AND HOLD SHARES)

EXERCISE OPTION (AND SELL SHARES) OTHER

Securities Involved in Transaction:

Number of ordinary shares:______________________

 Number of registered shares represented by option: ________________

 Other (please explain): _______________________________________

Beneficial Ownership (if not applicable, please write “N/A”)

Name of beneficial owner if other than yourself:

Relationship of beneficial owner to yourself:

THIS AUTHORIZATION IS VALID FOR ONLY 5 DAYS AFTER THE TIME OF APPROVAL.

Approved by:_______________________
Name:_____________________________
Date: _____________________________
Time: _____________________________